Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Red River Bancshares, Inc. on Form S-3 to be filed on or about November 8, 2024 of our report dated March 16, 2023, on our audits of the financial statements as of December 31, 2022 and for each of the years in the two-year period ended December 31, 2022, which reports were included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts” in the prospectus.
/s/ Postlethwaite & Netterville, APAC
POSTLETHWAITE & NETTERVILLE, APAC
Metairie, Louisiana
November 8, 2024